Void after 5:00 p.m. New York Time on March 20, 2011
Warrant to Purchase 4,000,000 Shares of Common Stock

AMENDED AND RESTATED
WARRANT TO PURCHASE COMMON STOCK

OF

FIRST LOOK STUDIOS, INC.

THIS WARRANT, AND THE SECURITIES INTO WHICH IT IS EXERCISABLE (COLLECTIVELY, THE “SECURITIES”), HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR THE SECURITIES LAWS OF ANY STATE. THE SECURITIES MAY NOT BE OFFERED OR SOLD UNLESS THE SECURITIES ARE REGISTERED UNDER THE ACT OR PURSUANT TO AVAILABLE EXEMPTIONS FROM THE REGISTRATION REQUIREMENTS OF THE ACT AND THE COMPANY WILL BE PROVIDED WITH OPINION OF COUNSEL OR OTHER SUCH INFORMATION AS IT MAY REASONABLY REQUIRE TO CONFIRM THAT SUCH EXEMPTIONS ARE AVAILABLE.

          FOR VALUE RECEIVED, FIRST LOOK STUDIOS. INC., a corporation organized under the laws of Delaware (the “Company”), grants the following rights to PFLM, LLC, a Delaware limited liability company and/or its assigns (the “Holder”):

ARTICLE 1.
DEFINITIONS

           Capitalized terms used and not otherwise defined herein shall have the meanings given such terms in that certain Bridge Loan Credit Agreement by and between Company and the Holder and entered into on March 20, 2006 (the “Loan Agreement”). As used in this Agreement, the following terms shall have the following meanings:

           “Corporate Office” shall mean the office of the Company which at any particular time its principal business shall be administered.

           “Exercise Date” shall mean any date on which the Holder gives the Company a Notice of Exercise in the form attached hereto as Appendix I and in compliance with the terms of the Loan Agreement.

           “Exercise Price” shall mean the Fixed Price per share of Common Stock, subject to adjustment as provided herein.

           “Expiration Date” shall mean 5:00 p.m. (New York time) on March 20, 2011.

          “ Fair Market Value” shall have the meaning set forth in Section 2.2(b).

           “Fixed Price” shall mean US $0.75.

           “Market Value” shall have the meaning set forth in Section 2.2(b).

           “SEC” shall mean the United States Securities and Exchange Commission.

           “Warrant Shares” shall mean the shares of the Common Stock exercise of this Warrant.

ARTICLE 2.
EXERCISE AND AGREEMENTS

           2.1     Exercise of Warrant: Sale of Warrant and Shares. (a) This Warrant shall entitle the Holder to purchase, at the Exercise Price, 5,000,000 shares of Common Stock. This Warrant shall be exercisable at any time any and from time to time the date hereof and prior to the Expiration Date (the “Exercise Period”). This Warrant and the right to purchase Warrant Shares hereunder shall expire and become void on the Expiration Date.

          (b) This Amended and Restated Warrant is intended to and shall be deemed to supercede and replace the Warrant issued by the Company to the Holder upon the Closing of the Loan Agreement.

           2.2     Manner of Exercise.

           (a)      The Holder may exercise this Warrant at any time and from time to time during Exercise Period, in whole or in part (but not in denominations of fewer than 10,000 Warrant Shares, except upon an exercise of this Warrant with respect to the remaining balance of Warrant Shares purchasable hereunder at the time of exercise), by delivering to the Escrow Agent pursuant to the Escrow Agreement (i) a duly executed Notice of Exercise in substantially the form attached as Appendix I hereto, (ii) the certificate representing the Warrants and (iii) a bank cashier’s or certified check for the aggregate Exercise Price of the Warrant Shares being purchased.

           (b)      The Holder may, at its option, in lieu of paying for the Warrant Shares, exercise this Warrant by an exchange, in whole or in part (a “Warrant Exchange”), by delivery to the Escrow Agent of (i) a duly executed Notice of Exercise electing a Warrant Exchange and (ii) the certificate representing Warrant. In connection with any Warrant Exchange, the Holder shall he deemed to have paid for the Warrant Shares an amount equal to the Fair Market Value of each Warrant delivered, and the Warrants shall be deemed exercised for the amount so paid. For this purpose, the Fair Market Value of each Warrant is the difference between Market Value of a Share of Common Stock and the Exercise Price on the Exercise Date. “Market Value” shall mean the average Closing Bid Price of a share of Common Stock during the ten (10) trading days ending on the Exercise Date.

           2.3     Termination. All rights of the Holder in this Warrant, to the extent they have not been exercised, shall terminate on the Expiration Date.

           2.4     No Rights Prior to Exercise. This Warrant shall not entitle the Holder to any voting or other rights as a stockholder of the Company with respect to the shares represented by this Warrant only. Nothing contained herein shall operate to limit in any way Holder’s rights as a stockholder as to any other shares it may hold.

           2.5     Fractional Shares. No fractional shares shall be issuable upon exercise of this Warrant, and the number of Warrant Share to be issued shall be rounded up to the nearest whole number. If, upon exercise of this Warrant, the Holder hereof would be entitled to receive any fractional share, the Company shall issue to the Holder one additional share of Common Stock in lieu of such fractional share.

           2.6     Escrow. The Company agrees to enter into the Escrow Agreement and to deposit with the Escrow Agent thereunder stock certificates registered in the name of the Holder, each representing a number of shares of Common Stock (in denominations specified by the Purchaser) equal, in the aggregate, to the total number of Warrant Shares for which this Warrant is exercisable, assuming exercise of this Warrant in full on the date hereof. The Company shall deposit additional certificates for Warrant Shares upon request by the Escrow Agent pursuant to the Escrow Agreement.

           2.7     Adjustments to Exercise Price and Number of Securities.

           (a)      Computation of Adjusted Exercise Price. In case the Company shall at any time after the date hereof and until this Warrant is fully exercised issue or sell any shares of Common Stock (other than the issuances or sales referred to in Section 2.7(f) hereof), including shares held in the Company’s treasury and shares of Common Stock issued upon the exercise of any options, rights or warrants to subscribe for shares of Common Stock and shares of Common Stock issued upon the direct or indirect conversion or exchange of securities for shares of Common Stock (excluding shares of Common Stock issuable upon exercise of options, warrants or conversion rights granted as of the date hereof), for a consideration per share less than the Exercise Price on the date immediately prior to issuance or sale of such shares, or without consideration, then forthwith upon such issuance or sale, the Exercise Price shall (until another such issuance or sale) be reduced to the price equal to the quotient derived by dividing (A) an amount equal to the sum of (X) the product of (a) the Exercise Price on the date immediately prior to the issuance or sale of such shares, multiplied by (b) the total number of shares of Common Stock outstanding immediately prior to such issuance or sale plus, (Y) the aggregate of the amount of all consideration, if any, received by the Company upon such sale, by (B) the total number of shares of Common Stock outstanding immediately after such issuance or sale; provided, however, that in no event shall the Exercise Price be adjusted pursuant to this computation to an amount in excess of the Exercise Price in effect immediately prior to such computation, except in the case of a combination of outstanding shares of Common Stock, as provided by Section 2.7(c) hereof.

          For the purposes of any computation to be made in accordance this Section 2.7(a) the following provisions shall be applicable:

(i) In case of the issuance or sale of shares of Common Stock for a consideration part or all of which shall be cash, the amount of cash consideration therefore shall be deemed to be the amount of cash received by the Company for such shares (or, if shares of Common Stock are offered by the Company for subscription, the subscription price, or if either of such securities shall be sold to underwriters or dealers for public offering without a subscription price, the initial public offering price) before deducting therefrom any compensation paid or discount allowed in the sale, underwriting or purchase thereof by underwriters or dealers or others performing similar services or any expenses in connection therewith.

(ii) In case of the issuance or sale (otherwise than as a dividend or other distribution on any stock of the Company) of shares of Common Stock for a consideration part or all of which shall be other than cash, the amount of the consideration therefore other than cash shall be deemed to be the value of such consideration as determined in good faith by the Board of Directors of the Company.

(iii) Shares of Common Stock issuable by way of dividend or other distribution on any stock of the Company shall be deemed to have been issued immediately after the opening of business on the day following the record date for the determination of stockholders entitled to receive such dividend or other distribution and shall be deemed to have been issued without consideration.

(iv) The reclassification of securities of the Company other than shares of the Common Stock into securities including shares of Common Stock shall be deemed to involve the issuance of such shares of Common Stock for a consideration other than cash immediately prior to the close of the business on the date fixed for the determination of security holders entitled to receive such shares, and the value of the consideration allocable to such shares of Common Stock shall be determined as provided in subsection (ii) of this Section 2.7(a).

(v) The number of shares of Common Stock at any one time outstanding shall include the aggregate number of shares issued or issuable (subject to readjustment upon the actual issuance thereof) upon the exercise of options, rights, warrants and upon the conversion or exchange of convertible or exchangeable securities; provided, however, that shares issuable upon the exercise of the Warrants shall not be included in such calculation.

          (b)      Options; Rights; Warrants and Convertible and Exchangeable Securities. In case the Company shall at any time after the date hereof and until this Warrant is fully exercised issue options, rights or warrants to subscribe for shares of Common Stock, or issue any securities convertible into or exchangeable for shares of Common Stock, for a consideration per share less than the Exercise Price immediately prior to the issuance of such options, rights or warrants (excluding shares of Common Stock issuable upon exercise of options, warrants or conversion rights granted as of the date hereof and shares of Common Stock issuable upon exercise of stock options at or above the closing market price per share of Common Stock under any stock option plan of the Company), or such convertible or exchangeable securities, or without consideration, the Exercise Price in effect immediately prior to the issuance of such options, rights or warrants, or such convertible or exchangeable securities, as the case may be, shall be reduced to a price determined by making a computation in accordance with the provision of Section 2.7(a) hereof, provided that:

(i) The aggregate maximum number of shares of Common Stock, as the case may be, issuable under such options, rights or warrants shall be deemed to be issued, and for a consideration equal to the minimum purchase price per share provided for in such options, rights or warrants at the time of issuance plus the consideration (determined in the same manner as consideration received on the issue or sale of shares in accordance with the terms of the Warrants), if any, received by the Company for such options, rights or warrants and outstanding at the time such options, rights or warranties were issued,

(ii) The aggregate maximum number of shares of Common Stock issuable upon conversion or exchange of any convertible or exchangeable securities shall be deemed to be issued and outstanding at the time of issuance of such securities, and for a consideration equal to the consideration (determined in the same manner as consideration received on the issue or sale of shares of Common Stock in accordance with the terms of the Warrants) received by the Company for such securities, plus the minimum consideration, if any, receivable by the Company upon the conversation or exchange thereof,

(iii) If any change shall occur in the price per share provided for in any of the options, rights or warrants referred to in subsection (a) of this Section 2.7, or in the price per share at which the securities referred to in subsection (b) of this Section 2.7 are convertible or exchangeable, such options, rights or warrants or conversion or exchange rights, as the case may be, shall be deemed to have expired or terminated on the date when such price change became effective in respect of shares not theretofore issued pursuant to the exercise or conversion or exchange thereof, and the Company shall be deemed to have issued upon such date new options, rights or warrants or convertible or exchangeable securities at the new price in respect of the number of such options, rights or warrants or the conversion or exchange of such convertible or exchangeable securities,

(iv) If any options, rights or warrants referred to in subsection (a) of this Section 2.7, or any convertible or exchangeable securities referred to in subsection (b) of this Section 2.7, expire or terminate without exercise or conversion, as the case may be, then the Exercise Price of the remaining outstanding Warrant shall be readjusted as if such options, rights or warrants or convertible or exchangeable securities, as the case may be, had never been issued.

           (c)      Subdivision and Combination. In case the Company shall at any time subdivide or combine the outstanding shares of Common Stock, the Exercise Price shall forthwith be proportionately decreased in the case of subdivision or increased in the case of combination.

          (d)      Adjustment in Number of Securities. Upon each adjustment of the Exercise Price pursuant to the provisions of this Section 2.7, the number of Warrant Shares issuable upon the exercise of each Warrant shall be adjusted to nearest whole number by multiplying a number equal to the Exercise Price in effect immediately prior to such adjustment by the number of Warrant Shares issuable upon exercise of the Warrants immediately prior to such adjustment and dividing the product so obtained by the adjusted Exercise Price.

          (e)      Merger or Consolidation. In case of any consolidation of the Company with, or merger of the Company with, or merger of the Company into, another corporation (other than a consolidation or merger which does not result in any reclassification or change of the outstanding Common Stock), the corporation formed by such consolidation or merger shall execute and deliver to the Holder a supplemental warrant agreement providing that the Holder of each Warrant then outstanding or to be outstanding shall have the right thereafter (until the expiration of such Warrant) to receive, upon exercise of such Warrant, the kind and amount of shares of stock and other securities and property (except in the event the property is cash, then the Holder shall have the right to exercise the Warrant and receive cash in the same manner as other stockholders) receivable upon such consolidation or merger, by a holder of the number of shares of Common Stock of the Company for which such warrant might have been exercised immediately prior to such consolidation, merger, sale or transfer. Such supplemental warrant agreement shall provide for adjustments which shall be identical to the adjustments provided in Section 2.7. The foregoing provisions of this paragraph (e) shall similarly apply to successive consolidations or mergers.

           (f)      No Adjustment of Exercise Price in Certain Cases. No adjustments of the Exercise Price shall be made (i) upon the issuance of the Warrant Shares, (ii) upon the exercise of any options, rights, or warrants outstanding as of the date of the Loan Agreement, or (iii) shares of Common Stock pursuant to any employee benefit plan which has been approved by the Board of Directors of the Company, pursuant to which the Company’s securities may be issued to any employee, officer or director for services provided to the Company.

           2.8     Registration Rights. The Holder shall have the registration rights in that certain Investor Registration Rights Agreement, dated as of November 10, 2005, between and among the Company, Buyer, and Highgate House Funds, Ltd. (the “Investor Registration Rights Agreement”).

ARTICLE 3.
MISCELLANEOUS

           3.1     Transfer. This Warrant may not be offered, sold, transferred, pledged, assigned, hypothecated or otherwise disposed of, in whole or in part, at any time, except in compliance with applicable federal and state securities laws by the transferor and the transferee (including, without limitation, the delivery of an investment representation letter and a legal opinion reason satisfactory to the Company).

           3.2     Transfer Procedure. Subject to the provisions of Section 3.1, the Holder may transfer or assign this Warrant by giving the Company notice setting forth the name, address and taxpayer identification number of the transferee or assignee, if applicable (the “Transferee”), and surrendering this Warrant to the Company for reissuance to the Transferee and, in the event of a transfer or assignment of this Warrant in part, the Holder. (Each of the person or entitles in whose name any such new Warrant shall be issued are herein referred to as a “Holder”).

           3.3     Loss; Theft; Destruction or Mutilation. If this Warrant shall become mutilated or defaced or be destroyed, lost or stolen, the Company shall execute and deliver a new Warrant in exchange for and upon surrender and cancellation of such mutilated or defaced Warrant or in lieu of and in substitution for such Warrant so destroyed, lost or stolen, upon the Holder filing with the Company an affidavit that such Warrant has been so mutilated, defaced, destroyed, lost or stolen. However, the Company shall be entitled, as a condition to the execution and delivery of such new Warrant, to demand reasonably acceptable indemnity to it and payment of the expenses and charges incurred in connection with the delivery of such new Warrant. Any Warrant so surrendered to the Company shall be canceled.

           3.4     Notices. All notices and other communications from the Company to the Holder or vice versa shall be deemed delivered and effective when given personally, by facsimile transmission with the confirmation sheet at such address and/or facsimile number as may have been furnished to the Company or the Holder, as the case may be; in writing by the Company or the Holder from time to time.

           3.5     Waiver. This Warrant and any term hereof may be changed, waived, or terminated only by an instrument in writing signed by the party against which enforcement of such change, waiver, discharge or termination is sought.

           3.6     Governing Law. This Warrant shall be governed by and construed in accordance with the laws of the State of New York without giving effect to its principles regarding conflicts of law. Any action to enforce the terms of this Warrant shall be exclusively heard in the county, state and federal Courts of New York and Country of the United States of America.

           3.7     Signature. In the event that any signature on this Warrant is delivered by facsimile transmission, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) the same, with the same force and effect as if such facsimile signature page were an original thereof.

           3.8     Legal Fees. In the event any Person commences a legal action or proceeding to enforce its rights under this Warrant, the non-prevailing party to such action or proceeding shall pay all reasonable and necessary costs and expenses (including reasonable and necessary attorneys’ fees) incurred in enforcing such rights.

Dated: March 20, 2006

FIRST LOOK STUDIOS, INC. By: /s/ illegible Name: Title: Attest: /s/ illegible Name: Title:

ANNEX A

EXERCISE PROCEDURES

          1.      At any time and from time to time during the term of the Warrant, Holder may deliver to the Escrow Agent written notice (a “Exercise Notice”) that it has elected to exercise in whole or in part the Warrant to purchase shares of Common Stock of the Company in accordance with the terms of the Warrant, and the Exercise Notice shall be in the form annexed as Exhibit A to the Warrant. A fee of U.S. $50.00, payable by the Holder, shall accompany every Exercise Notice delivered to the Escrow Agent.

           2.     The Holder shall send by fax or e-mail the executed Exercise Notice to the Escrow Agent (with a copy to the Company) by 4:00 p.m. New York time at least one (1) business day prior to the Exercise Date (as defined in the Warrant). The Escrow Agent shall send the Exercise Notice by facsimile or e-mail address to the Company by the end of the business day on the day received, assuming received by 6:00 p.m. New York time and if thereafter on the next business day, at the facsimile telephone number or email address, as the case may be, of the principal place of business of the Company. Each Exercise Notice price adjustment under Section 2.7 of the Warrant shall be given by facsimile addressed to the Holder of Warrant at the facsimile telephone number of such Holder appearing on the books of the Company as provided to the Company by such Holder for the purpose of such Exercise Notice price adjustment, with a copy to the Escrow Agent. Any such notice shall be deemed given and effective upon the transmission of such facsimile or email at the facsimile telephone number or e-mail address, as the case may be, specified in this paragraph 2 (with printed confirmation of transmission). In the event that the Escrow Agent receives the Exercise Notice after 4:00 p.m. New York time, the Exercise Notice shall be deemed to have been received on the next business day. In the event that the Company receives the Exercise Notice after the end of the business day, notice will be deemed to have been given the next business day.

           3.     The Company shall have one (1) business day from transmission of the Exercise Notice by the Escrow Agent to object only to the calculation of the number of Escrow Shares to be released. If the Company fails to object to the calculation of the number of Escrow Shares to be released within said time, then the Company shall be deemed to have waived any objections to said calculation. The Company’s only basis for any objection hereunder shall be to the calculation of the number of Escrow Shares to be released. If the Escrow Agent does not receive said objection notice within the time period set forth above from the Company, and provided that the Purchaser does not revoke such Exercise Notice, the Escrow Agent shall release from escrow and deliver to the Holder certificates or instruments representing the number of Escrow Shares issuable to the Holder in accordance with such Exercise Notice on the second business day from the receipt by the Company of the Exercise Notice. In the event that the certificates evidencing the Escrow Shares held by the Escrow Agent are not in denominations appropriate for such delivery to the Holder, the Escrow Agent shall request the Company to cause its transfer agent and registrar to reissue certificates in smaller denominations. The Escrow Agent shall, however, immediately release to the requesting Holder certificates representing such lesser number of shares as the denominations in its possession will allow that is closest to but no more than the actual number to be released to such Holder. Upon receipt of the reissued shares in lesser denominations from the Company’s transfer agent, the Escrow Agent shall release to such Holder the balance of the shares due to such Holder.

           4.     The Holder shall send the original Warrant and Exercise Notice to the Escrow Agent via FedEx or other commercial overnight courier, along with a fee of $50.00, instructions regarding names and amount of certificates for the issuance of the Escrow Shares, and, if the exercise is not in full, instructions as to the re-issuance of the balance of the Warrant; provided, however, that if the Escrow Agent is holding the Warrant, then the Exercise Notice may be faxed or e-mailed and the fee may be transmitted via wire transfer to the Escrow Agent. The Escrow Agent shall deliver the foregoing to the Company within one (1) business day of the Escrow Agent’s receipt thereof. In the event that the Escrow Agent has custody of the Warrant, the Escrow Agent shall notify the Company and the Holder in writing of the balance of the Warrant remaining and the Company and the Holder shall acknowledge such notice in writing, in lieu of issuance of a new Warrant for the balance.

           5.     If the Company will be issuing a new Warrant, it will send such new Warrant to the Escrow Agent by overnight courier within five (5) business days of its receipt of the original Warrant and Exercise Notice. The Escrow Agent shall send the required Escrow Shares to the Holder in accordance with Holder’s instructions within one (1) business day of receipt of the Exercise Notice and will send the new Warrant (if any) to the Holder upon receipt.

           6.     The Escrow Agent agrees to notify the Company in writing by facsimile or email each time the Escrow Agent releases Escrow Shares to the Holder, such notice to be given at least one (1) business day prior to such release.

           7.     Subject to the provisions of and any limitations set forth in the Loan Agreement or the Warrant, the Company agrees that, at any time the Exercise Price of the Warrant are such that the number of Escrow Shares with respect to the Warrant is less than two (2) times the number of shares of Common Stock that would be needed to satisfy full Exercise of all of the Warrant given the then current Exercise Price (the “Full Exercise Shares”), upon five (5) business days written notice of such circumstance to the Company by a Holder and/or Escrow Agent, it will issue additional share certificates, in the names of all Holders and deliver same to the Escrow Agent, such that the new number of Escrow Shares with respect to the Warrant is equal to two (2) times the Full Exercise Shares.

ANNEX B

           1.     Form D. The Company agrees to file a Form D with respect to the Warrant and Escrow Shares, as required under Regulation D and to provide a copy thereof to Buyer promptly after such filing. The Company shall, on or before the Closing Date, take such action as the Company shall reasonably determine is necessary to qualify the Warrant and Escrow Shares, or obtain an exemption for the Warrant and Escrow Shares for sale to the Buyers at the Closing pursuant to this Agreement under applicable securities or “Blue Sky” laws of the states of the United States, and shall provide evidence of any such action so taken to the Buyer on or prior to the Closing Date.

           2.     Reporting Status. Commencing on the effectiveness of the registration statement filed with the SEC pursuant to the terms of that certain Investor Registration Rights Agreement, dated as of November 10, 2005, between and among the Company, Buyer, and Highgate House Funds, Ltd. (the “Investor Registration Rights Agreement”), and until the earlier of (i) the date as of which the Buyer may sell all of the Escrow Shares and the Warrant without restriction pursuant to Rule 144(k) promulgated under the Securities Act (or successor thereto), or (ii) the date on which (A) the Buyer shall have sold all the Escrow Shares or the Warrant and (B) no portion of the Warrant is outstanding (the “Registration Period”), the Company shall file in a timely manner all reports required to be filed with the SEC pursuant to the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the regulations of the SEC thereunder, and the Company shall not terminate its status as an issuer required to file reports under the Exchange Act even if the Exchange Act or the rules and regulations thereunder would otherwise permit such termination.

           3.     Reservation of Shares. The Company shall take all action reasonably necessary to at all times have authorized, and reserved for the purpose of issuance, that number of shares of Common Stock equal to a multiple of two (2) times the number of shares of Common Stock into which the Warrant is from time to time exercisable unless a change in such multiple is agreed to in writing by the Buyer and the Company. If at any time the Company does not have available such number of authorized and unissued shares of Common Stock as shall from time to time be sufficient to effect the issuance of all of the Escrow Shares, upon the exercise of the entire stated amount of the Warrant, the Company shall call and hold a special meeting of the stockholders within sixty (60) days of such occurrence, for the sole purpose of increasing the number of shares authorized. The Company’s management shall recommend to the stockholders to vote in favor of increasing the number of shares of Common Stock authorized. Management shall also vote all of its shares in favor of increasing the number of authorized shares of Common Stock.

           4.     Listings or Quotation. The Company shall use its best efforts, after the effectiveness of the registration statement pursuant to the Investor Registration Rights Agreement, to promptly secure the listing or quotation of the Conversion Shares, including the Escrow Shares, and the Warrant Shares, upon a national securities exchange, automated quotation system or The National Association of Securities Dealers Inc.‘s Over-The-Counter Bulletin Board (“OTCBB”) or other market, if any, upon which shares of Common Stock are then listed or quoted (subject to official notice of issuance) and shall use its best efforts to maintain, so long as any other shares of Common Stock shall be so listed, such listing of all Escrow Shares from time to time issuable under the terms of the Warrant. The Company shall maintain the Common Stock’s authorization for quotation on the OTCBB.

           5.     Registration Statement. The Company shall be solely responsible for the contents of the registration statement, prospectus or other filing made with the SEC or otherwise used in the offering of the Company’s securities (except as such disclosure relates solely to the Buyer and then only to the extent that such disclosure conforms with information furnished in writing by the Buyer to the Company), even if the Buyer or its agents as an accommodation to the Company participate or assist in the preparation of the registration statement, prospectus or other SEC filing. The Company shall retain its own legal counsel to review, edit, confirm and do all things such counsel deems necessary or desirable to the registration statement, prospectus or other SEC filing to ensure that it does not contain an untrue statement or alleged untrue statement of material fact or omit or alleged to omit a material fact necessary to make the statements made therein, in light of the circumstances under which the statements were made, not misleading.

           6.     Corporate Existence. So long as any of the Warrant remains outstanding, and except as otherwise provided in the Loan Agreement, the Company shall not directly or indirectly consummate any merger, reorganization, restructuring, reverse stock split consolidation, sale of all or substantially all of the Company’s assets or any similar transaction or related transactions (each such transaction, an “Organizational Change”) unless, prior to the consummation of an Organizational Change, the Company obtains the written consent of Buyer. In any such case, the Company will make appropriate provision with respect to such holder’s rights and interests to insure that the provisions of this Annex B will thereafter be applicable to the Warrant.

           7.     Transactions With Affiliates. So long as any Warrant is outstanding, the Company shall not, and shall cause each of its subsidiaries not to, enter into, amend, modify or supplement, or permit any subsidiary to enter into, amend, modify or supplement any agreement, transaction, commitment, or arrangement with any of its or any subsidiary’s officers, directors, person who were officers or directors at any time during the previous two (2) years, stockholders who beneficially own five percent (5%) or more of the Common Stock, or Affiliates (as defined below) or with any individual related by blood, marriage, or adoption to any such individual or with any entity in which any such entity or individual owns a five percent (5%) or more beneficial interest (each a “Related Party”), except for (a) customary employment arrangements and benefit programs on reasonable terms, (b) any investment in an Affiliate of the Company, (c) any agreement, transaction, commitment, or arrangement on an arms-length basis on terms no less favorable than terms which would have been obtainable from a person other than such Related Party, (d) any agreement transaction, commitment, or arrangement which is approved by a majority of the disinterested directors of the Company, for purposes hereof, any director who is also an officer of the Company or any subsidiary of the Company shall not be a disinterested director with respect to any such agreement, transaction, commitment, or arrangement. “Affiliate” for purposes hereof means, with respect to any person or entity, another person or entity that, directly or indirectly, (i) has a ten percent (10%) or more equity interest in that person or entity, (ii) has ten percent (10%) or more common ownership with that person or entity, (iii) controls that person or entity, or (iv) shares common control with that person or entity. “Control” or “controls” for purposes hereof means that a person or entity has the power, direct or indirect, to conduct or govern the policies of another person or entity.

           8.     Transfer Agent. The Company covenants and agrees that, in the event that the Company’s agency relationship with the transfer agent should be terminated for any reason prior to a date which is two (2) years after the Closing Date, the Company shall immediately appoint a new transfer agent and shall require that the new transfer agent execute and agree to be bound by the terms of the Irrevocable Transfer Agent Instructions (as defined herein).

           9.     Restriction on Issuance of the Capital Stock. Provided that any of the following actions does not require Board or shareholder consent and so long as any Warrants or the Warrants are outstanding, the Company shall not, without the prior written consent of the Buyer, (i) issue or sell shares of Common Stock or Preferred stock without consideration or for a consideration per share less than the Closing Bid Price of the Common Stock determined immediately prior to its issuance, (ii) issue any warrant, option, right, contract, call, or other security instrument granting the holder thereof, the right to acquire Common Stock without consideration or for a consideration less than such Common Stock’s Closing Bid Price determined immediately prior to its issuance, (iii) enter into any security instrument granting the holder a security interest in any and all assets of the Company, or (iv) file any registration statement on Form S-8, provided that (x) such shares are not issued without consideration or for a consideration less than the Common Stock’s Market Value on the date of issuance, and (y) such Form S-8 registration statement is not filed prior to ninety (90) days following the effectiveness of the registration statement. “Closing Bid Price” on any day shall be the closing bid price for a share of Common Stock on such date on the OTCBB (or such other exchange, market, or other system that the Common Stock is then traded on), as reported on Bloomberg, L.P. (or similar organization or agency succeeding to its functions of reporting prices).

           10.     Resales Absent Effective Registration Statement. The Buyer understands and acknowledges that (i) the agreements contemplated hereby may require the Company to issue and deliver Escrow Shares to the Buyer with legend restricting their transferability under the Securities Act, and (ii) it is aware that resales of such Escrow Shares may not be made unless, at the time of resale, there is an effective registration statement under the Securities Act covering such Buyer’s resale(s) or an applicable exemption from registration.

           11.     Legend. Certificates evidencing the Warrant and Escrow Shares shall not contain any legend (including the legend set forth above), (A) while a registration statement covering the resale of such security is effective under the Securities Act (provided, however, that the Buyer’s prospectus delivery requirements under the Securities Act will remain applicable), or (B) following any sale of such Warrants and/or Escrow Shares pursuant to Rule 144, or (C) if such Warrants and/or Escrow Shares are eligible for sale under Rule l44(k), or (D) if such legend is not required under applicable requirements of the Securities Act (including judicial interpretations and pronouncements issued by the Staff of the SEC). The Company shall cause its counsel to issue a legal opinion to the Company’s transfer agent promptly after the effective date of any registration statement (the “Effective Date”) if required by the Company’s transfer agent to effect the removal of the legend hereunder. The Company agrees that following the Effective Date or at such time as such legend is no longer required under this Section 4(o), it will, no later than three (3) trading days following the delivery by the Buyer to the Company or the Company’s transfer agent of a certificate representing Escrow Shares issued with a restrictive legend, deliver or cause to be delivered to such Buyer a certificate representing such Escrow Shares are free from all restrictive and other legends. The Company may not make any notation on its records or give instructions to any transfer agent of the Company that enlarge(s) the restrictions on transfer set forth herein.

           12.     Pledge. The Company acknowledges and agrees that the Buyer may from time to time pledge pursuant to a bona fide margin agreement with a registered broker-dealer or grant a security interest in some or all of the Warrant and/or Escrow Shares to a financial institution that is an “accredited investor” as defined in Rule 501 (a) under the Securities Act and, if required under the terms of such arrangement, the Buyer may transfer pledged or secured Warrant and/or Escrow Shares to the pledgees or secured parties. Such a pledge or transfer would not be subject to approval of the Company and no legal opinion of legal counsel of the pledgee, secured party or pledgor shall be required in connection therewith. Further, no notice shall be required of such pledge. At the Buyer’s expense, the Company will execute and deliver such reasonable documentation as a pledgee or secured party of Warrant and/or Escrow Shares may reasonably request in connection with a pledge or transfer of the Warrant and/or Escrow Shares, including the preparation and filing of any required prospectus supplement under Rule 424(b)(3) of the Securities Act or other applicable provision of the Securities Act to appropriately amend the list of selling stockholders thereunder.

           13.     Press Release. In addition to any and all other public statements or disclosures made by the Company in its sole discretion, the Company will issue a press release and file a Current Report on Form 8-K with the SEC regarding the Closing of the purchase and sale of the Warrant on the date of the Closing. Notwithstanding the foregoing, the Company shall not publicly disclose the names of the Buyer, or include the names of the Buyer in any filing with the SEC, without the prior written consent of the Buyer, except (i) as required by federal securities law and (ii) to the extent such disclosure is required by law or regulations, in which case the Company shall provide the Buyer with prior notice of such disclosure permitted under subclause (i) or (ii). Furthermore, the Company covenants and agrees that neither it nor any other person acting on its behalf will provide the Buyer or their agents or counsel with any information that the Company believes constitutes material non-public information, unless prior thereto the Buyer shall have executed a written agreement regarding the confidentiality and use of such information. The Company understands and confirms that the Buyer shall be relying on the foregoing representations in effecting transactions in securities of the Company Stock Splits, Etc. The provisions of the Warrant shall be appropriately adjusted to reflect any stock split, stock divided, reverse stock split, reorganization or other similar event effected after the date hereof.

APPENDIX I

NOTICE OF EXERCISE

           1.     The undersigned hereby elects (please check the appropriate box and fill in the blank spaces):

/_/ to purchase _____ shares of Common Stock, $.001 par value per share, of First Look Studios, Inc. at $0.75 per share for a total of $_____ and pursuant to the terms of the attached Warrant, and tenders herewith payment of the aggregate Exercise Price of such Warrant Shares in full; or

/_/ to purchase _____ shares of Common Stock, $.001 par value per share, of First Look Studios, Inc. pursuant to the cashless exercise provision under Section 2.2(b) of the attached Warrant, and tenders herewith the number of Warrant Shares to purchase such Warrant Shares based upon the formula set forth in Section 2.2(b).

           2.     Please issue a certificate or certificates representing said Warrant Shares in the name of the undersigned or in such other name as is specified below:

Dated:	By: Name: Title: